Exhibit 5.1

May 13, 2013

MRC Global Inc.

2 Houston Center

909 Fannin, Suite 3100

Houston, Texas 77010

Ladies and Gentlemen:

We have acted as counsel to MRC Global Inc., a Delaware corporation (the “Company”), in connection with (i) the Company’s Registration Statement on Form S-3 (Registration No. 333-187034) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance and sale by the Company or the sale by certain selling stockholders from time to time as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as may be set forth in one or more supplements to the Prospectus of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and (ii) a supplement to the Prospectus (the “Prospectus Supplement”) relating to the registration for resale of 29,081,987 shares of Common Stock (the “Shares”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, facsimile, electronic or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed, facsimile, electronic or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Constitution of the State of Delaware, in each case as currently in effect, and reported judicial decisions interpreting such provisions of the DGCL and the Constitution of the State of Delaware. The opinion expressed herein is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. We undertake no obligation to supplement this letter if any applicable laws change after the effectiveness of the Registration Statement or if we become aware of any facts that might change the opinion expressed herein after that date or for any other reason.

We hereby consent to the filing of this opinion as an exhibit to the report on Form 8-K filed by the Company on the date hereof and which is incorporated by reference into the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Fried, Frank, Harris, Shriver & Jacobson LLP
FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP